Exhibit 99.1
Raytheon Company    Global Headquarters
Waltham, Mass.

Media Contact
Pam Erickson
+1.781.522.5822
corporatepr@raytheon.com
For Immediate Release

Tracy A. Atkinson elected to Raytheon Board of Directors

WALTHAM, Mass., (July 29, 2014) - The Board of Directors of Raytheon Company (NYSE: RTN) has elected Tracy A. Atkinson as a director effective immediately.

Ms. Atkinson, 49, currently serves as executive vice president, finance, of State Street Corporation. In that role, she is responsible for State Street’s treasury, investor relations, business unit finance and structured products groups. From 2009 to 2010, she served as executive vice president and chief compliance officer, and as executive vice president and SSgA chief compliance officer from 2008 to 2009.

“We are pleased to welcome Tracy Atkinson to Raytheon’s Board of Directors,” said William H. Swanson, Raytheon’s Chairman of the Board. “Tracy’s strong financial expertise and global business experience will be of great value to our Board.”

Prior to joining State Street in 2008, Ms. Atkinson served in leadership positions at MFS Investment Management, and as a partner with PricewaterhouseCoopers LLP. She received a bachelor’s degree in accounting from the University of Massachusetts and is a certified public accountant.

About Raytheon
Raytheon Company, with 2013 sales of $24 billion and 63,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 92 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services.

Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @raytheon.